harman international

Harman International Industries, Incorporated 8500 Balboa Blvd., P.O. Box 2200, Northridge, CA 91329 (818) 893-8411

January 15, 2007

Dr. A. Erich Geiger
8323 Ocotillo Court
Naples, FL 34113

Re:	Exclusive Consulting Agreement (“Agreement”)

Dear Dr. Geiger:

This letter is written to confirm the terms of your engagement as a consultant to Harman International Industries, Inc. and its subsidiaries (collectively, the “Company”) following termination of your employment with the Company, which we now anticipate will be at the end of August 2008. This letter agreement (“Agreement”) will become effective when countersigned by you, and your engagement as a consultant will commence upon termination of your employment, on the terms set forth below. It is our mutual intention that, following the termination of your November 6, 2006 employment agreement with the Company (“Current Employment Agreement”), this Agreement will supersede and replace any and all other employment, consulting or other agreements with the Company save for any separate written agreements now existing regarding post-employment benefits to which you are entitled under your Current Employment Agreement, and any other agreements specifically excepted in this Agreement.

1.  Scope of Work; Responsibilities.

(a) General. You will be responsible for advising the Company concerning its global technological direction, for providing strategic counsel to the Company’s top management team, and for providing guidance to the Company’s worldwide technology organization to assist them in achieving technical and strategic leadership across all business units. You will furnish the Company with the full benefit of your knowledge, skill and experience as to all questions and problems which Company may present you and you shall answer, advise, suggest and opine with respect to such questions and problems to the best of your ability. You shall submit a written report on the twentieth (20th) day of each month summarizing the previous month’s activities, progress on the assigned projects, and plans for the coming months including a calendar of your location and activities for the following month.

(b) Specific Tasks. Your specific tasks will include the items listed below, and you will investigate and consult as requested or as you deem necessary in order to accomplish them. The completion of those tasks pursuant to the agreed upon performance criteria, rather than the amount of hours you spend in providing services to the Company, shall determine whether you are performing adequately under this Agreement.

Dr. A. Erich Geiger
January 15, 2007

•	Identifying emerging technologies, ensuring their appropriate and timely communication to Company business units, and developing and implementing plans to acquire these technologies;

•	Identifying market opportunities in related fields, and developing and implementing plans to realize such opportunities including by means of acquisition, licensing, and otherwise;

•	Assisting each business group in developing and implementing master technology roadmaps;

•	Assisting the Automotive OEM Group in engineering implementation and customer visits, as needed;

•	Identifying, developing and growing the technology talent pool for the Company;

•	Developing and implementing a strategic roadmap for the management, protection and commercialization of the Company’s intellectual property.

(c) Exclusive Engagement. This is an exclusive consulting engagement for the Company in the area of automotive, consumer and professional audio electronics, and you will not accept or participate in any consulting arrangement or business involving any other automotive, consumer or professional audio electronics.

(d) Reporting Relationships. You will be accountable to the Executive Chairman and to the Chief Executive Officer of the Company for all phases of your activities, or to such other person as may be designated by the Company. You will advise and consult with the Company’s Group/Division R&D and/or Technology executives, as well as with executive officers of the Company and with the Group and Division presidents.

(e) Outside Activities. You will refrain from engaging in any other activity that might impair your ability to fulfill your obligations under this Agreement. Subject to the foregoing, you are free to perform consulting services for others in areas other than automotive, consumer or professional audio electronics.

2.  Compensation. The Company shall pay you Forty thousand dollars ($40,000.00) per month on the first day of each month following a month in which consulting services were rendered. Such compensation shall be full consideration for your services hereunder regardless of any additional time that you may devote.

3.  Expense Reimbursement. You will be entitled to reimbursement from the Company for any ordinary and necessary expenses incurred by you in performing your duties hereunder upon submission to the Company of an expense report in accordance with Company policies and procedures, and providing such additional receipts and records as may be requested by Company to substantiate such expenses.

4.  Term. The term of this Agreement shall commence on the first business day after the date upon which your employment with the Company terminates, subject to earlier termination as provided herein, and will continue thereafter until August 31, 2011; provided, however, that the term of this Agreement may be extended or renewed pursuant to mutual written agreement between you and the Company. The Company may immediately terminate this Agreement at any time for breach by you of any term hereof. Except as otherwise provided in this Agreement, and except for post-employment benefits to which you are entitled under the terms of your Current Employment Agreement with the Company, neither you nor Harman shall have any obligation to the other following termination of this Agreement.

Dr. A. Erich Geiger
January 15, 2007

5.  Place of Performance. The Company shall make available to you such of its facilities as are reasonably required by you in the performance of your services hereunder. If the parties agree that you should perform your services elsewhere, the Company shall not be responsible for rent or other charges in connection with those facilities.

6.  Warranties. You represent, warrant and undertake that on the day your employment with the Company ends (a) you will be free to render consulting services to Company, (b) such services will not conflict with any prior commitment or obligation you have, and (c) you will not at any time use for the Company’s benefit or disclose to the Company any information you have received from third parties and that you are lawfully obligated to keep confidential.

7.  Confidentiality. You will keep in strict confidence, and will not, directly or indirectly, at any time during or after your employment or consultancy with the Company, disclose, furnish, disseminate, make available or, except in the course of performing your duties of employment or consultancy, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how you may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional product information, customer and prospective customer lists, other customer and prospective customer information and other business information. You specifically acknowledge that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by the Company and/or you, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by you during your employment or consultancy with the Company (except in the course of performing your duties and obligations hereunder) or after the termination of your employment or consultancy shall constitute a misappropriation of the Company’s trade secrets.

8.  Inventions.

(a) You agree that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that : (i) relates to the business of the Company, or (ii) relates to the Company’s actual or demonstrably anticipated research or development, or (b) results from any work performed by you for the Company, you will assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design.

(b) You have no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that you conceive and/or develop entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either (i) relates to the business of the Company, or (ii) relates to the Company’s actual or demonstrably anticipated research or development, or (b) results from any work performed by you for the Company.

Dr. A. Erich Geiger
January 15, 2007

(c) You agree that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by you, either solely or jointly with others, within one (1) year following termination of your employment under this Agreement or any successor agreements shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities and/or trade secrets.

(d) In order to determine the rights of you and the Company in any idea, discovery, invention, improvement, software, writing or other material, and insure the protection of the same, you agree that during the term of this Agreement or any successor agreements, you will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by you solely or jointly with others. The Company agrees to keep any such disclosures confidential. You also agree to record descriptions of all work in the manner directed by the Company and agree that all such records and copies, samples and experimental materials will be the exclusive property of the Company.

(e) You agree that at the request of and without charge to the Company, but at the Company’s expense, you will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, as well as to any common-law or statutory copyright therein; and that you will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation or continuation in part thereof, or for any reissue of any patent issued thereon.

(f) In the event that the Company is unable, after reasonable effort, and in any event after ten business days, to secure your signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of your physical or mental incapacity or for any other reasons whatsoever, you irrevocably designate and appoint the General Counsel of the Company as your attorney-in-fact to act on your behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

Dr. A. Erich Geiger
January 15, 2007

(g) You acknowledge that to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by you during your engagement as a consultant to the Company under this Agreement shall be considered a “work made for hire,” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g.,“(creation date) Harman International Industries, Inc., All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world. You will not knowingly incorporate in any work prepared under this Agreement any copyrighted or proprietary material of another. You authorize the Company to apply for registration of the copyright in the works, and you acknowledge the Company’s exclusive right to exploit all such copyrights at its absolute discretion without accounting to you. The obligations set forth in this subsection 8(g) shall survive any termination of this Agreement

9.  Noncompetition. During the term of this Agreement you shall not, without the Company’s prior written approval, establish or engage in, or assist any other person in establishing or engaging in, any business which is directly competitive with the Company. The provisions of this Section 9 shall not preclude your establishing or engaging in business activities that do not relate to the Company’s business or to its actual or demonstrably anticipated research or development.

10.   Independent Contractor. You will at all times be acting and performing under this Agreement as an independent contractor and not as an agent or employee of Company. Nothing in this Agreement shall be deemed to create an employee-employer or agent-principal relationship between you and the Company, nor to authorize you to act as an agent or legal representative for Company. You hereby acknowledge that you are not authorized to act as Company legal representative or otherwise. You further acknowledge that you will not be entitled to participate as an employee in or under any employee benefit plan of Company, nor to receive any other employment rights or benefits available to or enjoyed by Company employees.

11.   Assignment. This Agreement requires the performance of personal services by you. You shall not assign any right, delegate any duty or otherwise transfer any interest hereunder without the Company’s prior written approval, and any attempted such assignment, delegation or transfer without such consent shall be null and void.

12.   Notices. All notices and other communications required or permitted to be given hereunder, if in written form, will be deemed given two days after deposit in the U.S. mail, postage prepaid and addressed to the parties at their respective addresses set forth below (unless by written notice a different person or address shall have been designated).

If to Company, to:	If to Consultant, to:

Harman International Industries, Inc.	Dr. Erich Geiger
8500 Balboa Blvd.	8323 Ocotillo Court
Northridge, CA 91329	Naples, FL 34113
Attn: Vice President & General Counsel
Phone: (818) 895-5724	Phone: (239) 775-2420

Dr. A. Erich Geiger
January 15, 2007

13.   Entire Agreement. This Agreement contains the entire agreement between the parties and all prior and collateral representations or promises are merged herein. No modification, waiver or termination of any provision contained herein nor any future representation, promise or condition in connection with the subject matter hereof shall be binding upon the parties unless made in writing, signed by you and an officer of, or the original signatory hereon for Company, as the case may be.

14.   Waiver. No waiver by either party of any breach of any covenant or provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant or provision.

15.   Law. This Agreement shall be construed in accordance with the laws of the State of Michigan, without regard to its conflict of laws doctrine.

16.   Arbitration. Any dispute concerning your employment or its termination shall be resolved by final and binding arbitration before a neutral arbitrator; provided, however, that no dispute concerning breach or performance of the terms set forth in paragraphs 7, 8 or 9 of this Agreement shall be arbitrated. The arbitrator shall be selected by mutual agreement or in accordance with the procedures of the American Arbitration Association. Arbitration shall take place in Detroit, Michigan unless you and the Company otherwise agree in writing.

Harman International Industries, Inc.
(“Company”)

/s/Erich Geiger	By:	/s/ Sidney Harman
Dr. Erich Geiger (“Consultant”)	Name:	Sidney Harman
	Title:	Executive Chairman